Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194603

PROSPECTUS

Gastar Exploration Inc.

(formerly Gastar Exploration USA, Inc.)

Offer to exchange up to

$325,000,000 aggregate principal amount of 8 5/8% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933, as amended for

$325,000,000 aggregate principal amount of 8 5/8% Senior Secured Notes due 2018 that have not been registered under the Securities Act of 1933, as amended

The exchange offer and withdrawal rights will expire at

5:00 p.m., New York City time, on May 19, 2014 unless extended.

We are offering to exchange up to $325,000,000 aggregate principal amount of our new 8 5/8% Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 8 5/8% Senior Secured Notes due 2018, referred to in this prospectus as the “old notes.” We issued $200,000,000 aggregate principal amount of the old notes on May 15, 2013 and an additional $125,000,000 aggregate principal amount of the old notes on November 15, 2013 in transactions not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our obligations under registration rights agreements we entered into with the initial purchasers of the old notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture as the old notes. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class under the indenture governing them. The old notes and the new notes are collectively referred to in this prospectus as the “notes.”

Please read “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to freely transfer.

The terms of the new notes are substantially identical to the old notes, except that the transfer restrictions, registration rights and provisions for additional interest applicable to the old notes do not apply to the new notes. Please read “Description of New Notes” for more details on the terms of the new notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to this offering must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2014.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “SEC.” In making your decision whether to participate in the exchange offer, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Gastar Exploration Inc., 1331 Lamar Street, Suite 650, Houston, Texas 77010, Attn: Investor Relations, (713) 739-1800. To obtain timely delivery, you must request the information no later than May 12, 2014.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein contain forward-looking statements, which involve risks and uncertainties. All statements other than statements of historical fact included or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, all statements regarding future plans, business objectives, strategies, expected future financial position or performance, expected future operational position or performance, budgets and projected costs, future competitive position or goals and/or projections of management for future operations. In some cases, you can identify a forward-looking statement by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target” or “continue,” the negative of such terms or variations thereon, or other comparable terminology.

The forward-looking statements included or incorporated by reference in this prospectus are largely based on our expectations and beliefs concerning future developments and their potential effect on us, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends and other factors. Forward-looking statements may include statements that relate to, among other things, our:

•	financial position;

•	business strategy and budgets;

•	anticipated capital expenditures;

•	drilling of wells, including the anticipated scheduling and results of such operations;

•	natural gas, oil and natural gas liquids (“NGLs”) reserves;

•	timing and amount of future production of natural gas, condensate, oil and NGLs;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	prospect development; and

•	property acquisitions and sales.

Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the known material factors that could cause actual results to differ from those in the forward-looking statements, see “Risk Factors” beginning on page 8 of this prospectus and other risks set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions all readers that the forward-looking statements included or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions;

•	the supply and demand for natural gas, condensate, oil and NGLs;

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•	low and/or declining prices for natural gas, condensate, oil and NGLs;

•	natural gas, condensate, oil and NGLs price volatility;

•	worldwide political and economic conditions and conditions in the energy market;

•	our ability to raise capital to fund planned capital expenditures or repay or refinance debt upon maturity;

•	the ability and willingness of our current or potential counterparties, third-party operators or vendors to enter into transactions with us and/or to fulfill their obligations to us;

•	failure of our joint interest partners to fund any or all of their portion of any capital program;

•	the ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	uncertainties about the estimated quantities of natural gas and oil reserves and in the projection of future rates of production and timing of development expenditures of proved reserves;

•	strength and financial resources of competitors;

•	availability and cost of material and equipment, such as drilling rigs and transportation pipelines;

•	availability and cost of natural gas and NGLs processing and transportation;

•	changes or advances in technology;

•	the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry wells, operating hazards inherent to the natural gas and oil business and down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	environmental risks;

•	possible new legislative initiatives and regulatory changes potentially adversely impacting our business and industry, including, but not limited to, national healthcare, hydraulic fracturing, state and federal corporate income taxes, retroactive royalty or production tax regimes, changes in environmental regulations, environmental risks and liability under federal, state and local environmental laws and regulations;

•	effects of the application of applicable laws and regulations, including changes in such regulations or the interpretation thereof;

•	potential losses from pending or possible future claims, litigation or enforcement actions;

•	potential defects in title to our properties or lease termination due to lack of activity or other disputes with mineral lease and royalty owners, whether regarding calculation and payment of royalties or otherwise;

•	the weather, including the occurrence of any adverse weather conditions and/or natural disasters affecting our business;

•	our ability to find and retain skilled personnel; and

•	any other factors that impact or could impact the exploration of natural gas or oil resources, including, but not limited to, the geology of a resource, the total amount and costs to develop recoverable reserves, legal title, regulatory, natural gas administration, marketing and operational factors relating to the extraction of natural gas and oil.

You should not unduly rely on these forward-looking statements included or incorporated by reference in this prospectus, as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update, revise or release any revisions to these forward-looking statements after the date on which they are made to reflect new information, events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights basic information about our business and this offering. It does not contain all of the information that you should consider before deciding whether to exchange your old notes. For a more complete understanding of our Company and the exchange offer, we encourage you to read this entire document, including “Risk Factors” and the financial and other information included or incorporated by reference in this prospectus, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (our “2013 Annual Report”) and the other documents to which we have referred.

Company Overview

We are an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and NGLs in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. We are currently pursuing the development of liquids-rich natural gas in the Marcellus Shale and Utica Shale in West Virginia and are also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma.

On January 31, 2014, our parent company, Gastar Exploration, Inc. (“Parent”), merged with and into us, as part of a reorganization to eliminate Parent’s holding company corporate structure. Pursuant to the merger agreement, we changed our name from Gastar Exploration USA, Inc., to “Gastar Exploration Inc.”.

Our principal executive offices are located at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Our telephone number at that address is (713) 739-1800. Our website address is http://www.gastar.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

For additional information as to our business and financial condition, please refer to the documents cited in “Incorporation of Certain Documents by Reference.”

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in this prospectus and our 2013 Annual Report, together with all of the other information included or incorporated by reference in this prospectus.

Ratio of Earnings to Fixed Charges

The following table sets forth the consolidated ratio of earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges(1)	10.8x	—	—	—	4.0x

(1)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2010, 2011 and 2012. Additional earnings of $12.8 million, $0.1 million and $147.1 million, respectively, would have been needed to have a one-to-one ratio of earnings to fixed charges.

Exchange Offer

On May 15, 2013, we completed a private placement of $200,000,000 in aggregate principal amount of our 8 5/8% Senior Secured Notes due 2018, or the “old notes.” On November 15, 2013, we completed a private placement of an additional $125,000,000 in aggregate principal amount of our old notes. As part of these private placements, we entered into registration rights agreements with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to cause an exchange offer registration statement to be declared effective under the Securities Act within 360 days after May 15, 2013. The following is a summary of the exchange offer. For more information about the notes, see “Description of Notes.”

Old Notes	On May 15, 2013, we issued $200,000,000 aggregate principal amount of our old notes. On November 15, 2013, we issued an additional $125,000,000 in aggregate principal amount of our old notes.

New Notes	The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will have a CUSIP number different from that of any old notes that remain outstanding after the completion of the exchange offer.

Exchange Offer	We are offering to exchange up to $325,000,000 aggregate principal amount of new notes that have been registered under the Securities Act for an equal amount of the old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreements that we entered into when we issued the old notes in transactions exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 19, 2014, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreements do not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the SEC or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes

All of the old notes are held in book-entry form through the facilities of The Depository Trust Company, or “DTC.” To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP, and that DTC confirm that:

•	DTC has received instruction to exchange your old notes; and

•	you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer—Terms of the Exchange Offer” and “Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of the old notes, we will accept any and all old notes that you properly tender and do not validly withdraw before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date of the exchange offer. We will deliver the new notes promptly after the expiration date of the exchange offer. Please read “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under the registration rights agreements.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

By Registered & Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, Minnesota 55480

By regular mail or overnight courier:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, Minnesota 55479

In person by hand only:

Wells Fargo Bank, N.A.

12th Floor—Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, Minnesota 55402

Eligible institutions may make requests by facsimile at (612) 667-6282 and may confirm facsimile delivery by calling (800) 344-5128.

Terms of the New Notes

The new notes will be substantially identical to the old notes, except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. In this prospectus, we sometimes refer to the new notes and the old notes, collectively, as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please read “Description of New Notes.”

Issuer	Gastar Exploration Inc. (formerly Gastar Exploration USA, Inc.)

Notes Offered	$325,000,000 aggregate principal amount of 8 5/8% Senior Secured Notes due 2018.

Maturity Date	May 15, 2018.

Interest Payment Dates	We will pay interest in cash on the notes at an annual rate of 8 5/8%.

Guarantees	The new notes will not initially be guaranteed by any of our existing subsidiaries. In the future, the notes may be guaranteed by one or more of our existing subsidiaries and certain future domestic subsidiaries.

Ranking	The notes will be our and our subsidiary guarantors’ senior secured obligations and will:

•	rank equal in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness;

•	be effectively junior to our and our subsidiary guarantors’ indebtedness and obligations under our revolving credit facility to the extent of the value of the assets securing our revolving credit facility;

•	be effectively senior to all existing and future senior unsecured debt to the extent of the value of the collateral; and

•	be structurally subordinated to all indebtedness and other liabilities of each of our existing and future non-guarantor subsidiaries.

Security Interest

The notes and any future guarantees will be secured by a lien on substantially all of our and our subsidiary guarantors’ current proved and probable reserves and certain other assets, subject to certain exceptions; provided, however that pursuant to the terms of an intercreditor agreement, the security interest in those assets that secure the notes and any guarantees will be contractually subordinated to liens thereon that secure our revolving credit facility and certain other permitted indebtedness. Consequently, the notes and any future guarantees will be effectively subordinated to our revolving credit facility and such other indebtedness to the extent of the value of such assets. See “Description of New Notes—Collateral” and “Description of New Notes—Intercreditor Agreement.”

Intercreditor Agreement	The collateral agent and trustee under the indenture governing the notes and the administrative agent under our revolving credit facility entered into an intercreditor agreement as to the relative priorities of their respective security interests in the collateral and certain other matters relating to the administration of security interests. See “Description of New Notes—Intercreditor Agreement.”

Optional Redemption	On or after May 15, 2015, we may redeem some or all of the notes at a premium that will decrease over time as set forth under “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Prior to May 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes using the net proceeds of certain equity offerings at a price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding and the redemption occurs within 90 days of the closing of such equity offering.

During each 12-month period prior to May 15, 2015, we may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any.

In addition, at any time prior to May 15, 2015, we may, at our option, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus a specified make-whole premium, plus accrued and unpaid interest, if any, to the applicable date of redemption.

If we or any of our restricted subsidiaries sell assets in the Marcellus Shale play, we may, at our option, redeem up to $100.0 million aggregate principal amount of the notes with funds in an amount not greater than the proceeds of any such sale, at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that such redemption date occurs no later than six months after the closing date of the sale of such assets. See “Description of New Notes—Optional Redemption.”

Change of Control Offer	If we experience certain kinds of changes of control, each holder of the notes will have the right to require us to repurchase all or any part of their notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Proceeds	Upon certain asset sales, we may be required to use an amount of cash equal to the net cash proceeds of such sales to repurchase a portion of the notes at a price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	transfer or sell assets or use asset sale proceeds;

•	pay dividends or make distributions, redeem subordinated debt or make other restricted payments;

•	make certain investments;

•	incur or guarantee additional debt or issue preferred equity securities;

•	create or incur certain liens on our assets;

•	incur dividend or other payment restrictions affecting our future restricted subsidiaries;

•	merge, consolidate or transfer all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	enter into certain sale and leaseback transactions.

These covenants are subject to a number of important exceptions and qualifications and are described in more detail in “Description of New Notes—Certain Covenants.”

Absence of a Public Market for the Notes	The new notes are a new series of securities for which there is currently no established trading market. A market for the new notes may not develop, or if one does develop, it may not provide adequate liquidity. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Transfer Restrictions	The new notes generally will be freely tradeable.

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

RISK FACTORS

You should consider carefully these risks together with all of the other information included or incorporated by reference in this prospectus and the documents to which we have referred you before deciding whether to exchange your old notes. All of the risks described below could materially and adversely affect our business prospects, financial condition, operating results and cash flows, which in turn could adversely affect our ability to satisfy our obligations under the notes.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “Exchange Offer—Procedures for Tendering” and “Description of New Notes.”

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offer and sell under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of failing to exchange your old notes in the exchange offer, please read “Exchange Offer—Consequences of Failure to Exchange.”

You may find it difficult to sell your new notes.

The new notes are a new issue of securities and, although the new notes will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

We cannot assure you that an active market will develop for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the new notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of December 31, 2013, we had approximately $325.0 million of total debt outstanding and an additional $100.0 million of borrowing availability under our revolving credit facility.

Our substantial indebtedness could have important consequences for your investment in the notes and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including with respect to the notes;

•	increase our vulnerability to general adverse economic, industry and competitive conditions;

•	reduce the availability of our cash flow to fund working capital and capital expenditures because we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	prevent us from raising funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes and under any future permitted first lien indebtedness;

•	place us at a competitive disadvantage compared to our competitors that are less highly leveraged and that, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	limit our ability to borrow additional funds.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the notes and to satisfy any other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.

Even with our existing debt levels, we may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the documentation governing our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we incur additional indebtedness, the related risks that we now face would intensify and could further exacerbate the risks associated with our substantial leverage.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the notes, due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions. A significant reduction in operating cash flows resulting from adverse changes in general economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations, including the notes. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and any other indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the indenture governing the notes and the documentation governing our revolving credit facility, may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

The failure to generate sufficient cash flow or to effect any of these alternatives could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes and under our revolving credit facility, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. In addition, these lenders could then seek to foreclose on our assets that are their collateral. If the amounts outstanding under the notes or under our revolving credit facility were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to our debt holders, including you as a noteholder.

The indenture governing the notes and the agreement governing our revolving credit facility impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the notes and the agreement governing our revolving credit facility contain customary restrictions on our activities, including covenants that limit our and our subsidiaries’ ability to:

•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments;

•	create or incur certain liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of our assets;

•	enter into certain sale and leaseback transactions; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the notes.

In addition, our revolving credit facility requires us to meet a fixed charge coverage ratio when excess availability under our revolving credit facility is less than a specified level or a specified event of default occurs for a specified duration.

The restrictions in the indenture governing the notes and in the agreement governing our revolving credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes or under the agreement governing our revolving credit facility. An event of default under our revolving credit facility could permit some of our lenders to declare all amounts borrowed from them to be due and payable.

Our ability to repurchase the notes with cash upon a change of control or upon an offer to repurchase the notes in the case of an asset sale, as required by the indenture governing the notes, may be limited.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest to the date of repurchase. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.” In addition, upon the occurrence of certain asset sales, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest to the date of repurchase. See “Description of New Notes—Repurchase at the Option of Holders—Asset Sales.”

However, it is possible that we will not have sufficient funds at the time of the change of control or upon an asset sale to make the required repurchase of notes, or that restrictions in the agreement governing our revolving credit facility will not allow such repurchases. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes, which, in turn, would likely constitute a default under the agreement governing our revolving credit facility. In that event, we would need to cure or refinance our revolving credit facility before making an offer to purchase.

Moreover, the agreement governing our revolving credit facility and the agreements governing any future indebtedness we incur may restrict our ability to repurchase the notes, including following a change of control event or upon an asset sale, as required by the indenture governing the notes. As a result, following such an event, we would not be able to repurchase notes unless we first repaid all such indebtedness or obtained a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance any other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a change of control under the indenture governing the notes and, therefore, would not permit the holders of the notes to require us to repurchase the notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the Company and its subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and, therefore, it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

The value of the noteholders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the notes.

The notes and our obligations under our revolving credit facility are secured on a senior secured basis by a lien on substantially all of our current proved reserves and certain other assets, subject to certain permitted liens and certain excluded assets. See “Description of New Notes—Collateral.”

No appraisals of any of the collateral securing the notes have been prepared by us or on behalf of us in connection with this exchange offer. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recovery if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, general market and economic conditions and the timing and the manner of the sale.

In the event of a foreclosure on the collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such collateral may not be sufficient to satisfy the notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under our revolving credit facility and certain hedging and cash management obligations. Only after all of our obligations under our revolving credit facility and such other obligations have been satisfied will proceeds from such collateral be applied to satisfy our obligations under the notes. In addition, in the event of a foreclosure on the notes collateral, the proceeds from such foreclosure may not be sufficient to satisfy our obligations under the notes. In particular, we have not obtained any valuation for the notes collateral.

If we default on the notes, the holders of the notes will be secured only to the extent of the value of the assets underlying their security interest. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the notes to additional risks, including additional restrictions on exercising rights against collateral. See “—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

The agreement governing our revolving credit facility and the indenture governing the notes allow us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the notes could adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

Other secured indebtedness, including indebtedness under our revolving credit facility, will be senior to the notes to the extent of the value of the collateral securing such indebtedness on a first-priority basis.

Obligations under our revolving credit facility are secured by a first-priority lien on substantially all of our current proved and probable reserves and certain other assets. The notes and any future guarantees will be secured by a second-priority lien on the assets. Any rights to payment and claims by the holders of the notes will, therefore, be fully subordinated to any rights to payment and claims by our creditors under our revolving credit facility with respect to distributions of such collateral. Only when our obligations under our revolving credit facility are satisfied in full will the proceeds of the collateral be available, subject to other permitted liens, to satisfy obligations under the notes and any future guarantees. Consequently, the notes and any future guarantees are effectively subordinated to our revolving credit facility to the extent of the value of the collateral. In addition, the indenture governing the notes allows us to incur other permitted liens on our assets, as well as additional indebtedness that may be secured by liens on the collateral, which liens may be prior to the liens securing the notes. Any such indebtedness or other obligations secured by such permitted liens may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

The security interest in after-acquired property may not be perfected promptly or at all.

Applicable law requires that security interests in certain property acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. If additional subsidiaries are formed or acquired that are required to guarantee the notes pursuant to the terms of the indenture governing the notes, additional financing statements may be required to be filed to perfect the security interests in the assets of such subsidiaries. Depending on the type of the assets constituting after-acquired collateral, additional action may be required to be taken with respect to the notes, or our revolving credit facility, to perfect the security interests in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in certain of the after-acquired collateral or the priority of the security interest in favor of the notes against third parties.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and any future guarantees will be released automatically, without holders’ consent or the consent of the trustee under the indenture governing the notes.

Under various circumstances, all or a portion of the collateral securing the notes and any future guarantees may be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes or the documentation governing our revolving credit facility, including the sale of any entity in its entirety that owns or holds such collateral;

•	to the extent required in accordance with the intercreditor agreement;

•	to the extent we have defeased or satisfied and discharged the indenture governing the notes; and

•	with respect to collateral held by any of our subsidiary guarantors, upon the release of such subsidiary guarantor from its guarantee.

In addition, a guarantee will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited under the indenture governing the notes. The new notes will not initially be guaranteed by any of our existing subsidiaries.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to avoid an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, may be avoidable in bankruptcy if certain events or circumstances exist or occur, including, among others, if:

•	the pledgor is insolvent at the time of the pledge, the pledge permits the holder of the notes to receive a greater recovery than if the pledge had not been given; and

•	a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and any guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.

Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the notes or guarantees could be avoided as a fraudulent transfer or conveyance if (1) we or any of our subsidiary guarantors, as applicable, issued the notes or incurred any guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring any guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of our subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of any guarantees;

•	the issuance of the notes or the incurrence of any guarantees left us or any of our subsidiary guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or any such guarantee if we or such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes or any applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or our subsidiary guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of any guarantees would not be further subordinated to our other debt or the debt of our subsidiary guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of any guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the notes or any such guarantee or further subordinate the notes or any such guarantee to our presently existing and future indebtedness or of the related subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to any such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Although any guarantee entered into by a subsidiary guarantor will contain a provision intended to limit that subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under any guarantee to be a fraudulent transfer, this provision may not be effective to protect any such guarantees from being avoided under fraudulent transfer law, or may reduce that subsidiary guarantor’s obligation to an amount that effectively makes any such guarantee worthless.

In addition, different or additional fraudulent conveyance laws may exist in foreign jurisdictions that could results in the liens being avoided.

If any guarantees by our subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of our subsidiary guarantors, including trade payables.

The new notes will not initially be guaranteed by any of our existing subsidiaries.

The value of the collateral securing the notes and any guarantees may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral securing the notes and any guarantees is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal to or less than their prebankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and therefore the value of the noteholders’ interest in the collateral may not equal or exceed the principal amount of the notes.

The trading price of the notes may be volatile.

Historically, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from the initial offering price of the notes, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

Changes in respect of the public debt ratings of the notes may materially and adversely affect the availability, cost and terms and conditions of our debt and the trading prices for the notes.

The notes are, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”), and other independent rating agencies. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody’s, S&P or another rating agency may affect the cost and terms and conditions of our financings and could adversely affect the value and trading price of the notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical to the form and terms of the old notes, except the new notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change to our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges(1)	10.8x	—	—	—	4.0x

(1)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2010, 2011 and 2012. Additional earnings of $12.8 million, $0.1 million and $147.1 million, respectively, would have been needed to have a one-to-one ratio of earnings to fixed charges.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of financing costs and the estimated interest portion of operating leases; and

•	“earnings” represents net income plus fixed charges and amortization of capitalized interest and less capitalized interest.

EXCHANGE OFFER

We sold the old notes on May 15, 2013 and November 15, 2013 pursuant to purchase agreements, dated as of May 10, 2013 and November 8, 2013, respectively, by and among us, the guarantors party thereto and the initial purchasers named therein. The old notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act. On April 1, 2014, each of our existing Subsidiary Guarantors was merged with and into the issuer of the notes. As a result of these mergers, the new notes will not initially be guaranteed by any of our existing subsidiaries.

Purpose of the Exchange Offer

We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the old notes, we entered into registration rights agreements with the initial purchasers of the old notes. In those agreements, we agreed to use our reasonable best efforts to file an exchange offer registration statement after the issue dates of the old notes. Now, to satisfy our obligations under the registration rights agreements, we are offering holders of the old notes, who are able to make certain representations described below, the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes.

Resale of New Notes

Based on no-action letters of the staff of the SEC issued to third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The staff of the SEC, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the staff of the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on such interpretations by the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in denominations of $2,000 or integral multiples of $1,000 in excess thereof. We will deliver the new notes promptly after the expiration date of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered in the exchange offer.

As of the date of this prospectus, $325,000,000 in aggregate principal amount of our 8 5/8% Senior Secured Notes due 2018 representing old notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the old notes, as of the date of this prospectus. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes whose holders do not tender the old notes for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreements.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses.”

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer, as applicable.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on May 19, 2014, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the holders of old notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to:

•	extend the exchange offer;

•	delay accepting any old notes; or

•	terminate the exchange offer;

by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to holders of the old notes. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the old notes or in the percentage of old notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of old notes.

If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

Additionally, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the exchange agent and the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly after the expiration date of the exchange offer.

When We Will Issue New Notes. In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly upon the expiration or termination of the exchange offer, as applicable.

Your Representations to Us. By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time on the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will remain outstanding and continue to accrue interest, but will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes to be accrued over the life of the notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NEW NOTES

We are offering to exchange up to $325.0 million aggregate principal amount of our new 8 5/8% Senior Secured Notes due 2018, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 8 5/8% Senior Secured Notes due 2018, referred to in this prospectus as the “old notes,” that we issued on May 15, 2013 and November 15, 2013 in transactions not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our obligations from those previous transactions. The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The old notes and the new notes are collectively referred to in this section as the “notes.” We issued the old notes under an indenture dated as of May 15, 2013 (the “indenture”), among us, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee and collateral agent. On April 1, 2014, each of our existing Subsidiary Guarantors was merged with and into the issuer of the notes. As a result of these mergers, the new notes will not initially be guaranteed by any of our existing subsidiaries.

The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Gastar Exploration Inc. and not to any of its subsidiaries.

The following description is a summary of the material provisions of the indenture and the Collateral Agreements. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The New Notes

The new notes:

•	will be equal in right of payment to all existing and future senior Indebtedness of the Company;

•	will be secured by a second priority lien on the Company’s principal oil and gas properties and other assets that secure the obligations under the Credit Agreement, subject to certain exceptions and subject to Permitted Liens; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Company.

The Guarantees

On April 1, 2014, each of our existing Subsidiary Guarantors was merged with and into the issuer of the notes. As a result of these mergers, the new notes will not initially be guaranteed by any of our existing subsidiaries. In the future, the new notes may be guaranteed by one or more of the Company’s present domestic Restricted Subsidiaries and its future Material Domestic Subsidiaries.

The Guarantees of the new notes:

•	will be equal in right of payment to all existing and future senior Indebtedness of each Subsidiary Guarantor;

•	will be secured by a second priority lien on the Subsidiary Guarantor’s principal oil and gas properties and other assets that secure the obligations under the Credit Agreement, subject to certain exceptions and to Permitted Liens; and

•	will be senior in right of payment to any future subordinated Indebtedness of each Subsidiary Guarantor.

Pursuant to the terms of the Intercreditor Agreement and the other Collateral Agreements described herein, the lien on the assets of the Company and the Subsidiary Guarantors that will secure the new notes and the Guarantees will be contractually subordinated to the liens thereon that secure First Priority Claims, including borrowings under our Credit Agreement and certain hedging obligations. Consequently, the new notes and the Guarantees will be effectively subordinated to the First Priority Claims to the extent of the value of such assets.

As of the date hereof, all of the Company’s subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company has issued notes with an initial aggregate principal amount of $325.0 million. The Company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture, together with any Exchange Notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will share equally and ratably in the Collateral securing the notes. As such, any issuance of additional notes may have the effect of diluting the security afforded by the Collateral for the initial notes. The Company will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 15, 2018.

Interest on the notes will accrue at the rate of 8.625% per annum. Interest will be payable semi-annually in arrears on May 15 and November 15. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee is actomg as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The Company or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed for any registration of transfer or exchange of notes, but the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption.

Guarantees

The new notes will not initially be guaranteed by any of our existing subsidiaries. In the future, the notes will be fully and unconditionally guaranteed by each of the Company’s newly created or acquired Material Domestic Subsidiaries and by any other Restricted Subsidiary of the Company that guarantees other Indebtedness of the Company. See “—Certain Covenants—Additional Guarantees.” These Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.”

A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and its Guarantee on terms set forth therein; or

(b) such sale or other disposition does not violate the “Asset Sale” provisions of the indenture.

The Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of the Capital Stock of that Subsidiary Guarantor to a Person that is not such that after giving effect to such transaction, the Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon Legal Defeasance or Covenant Defeasance with respect to all notes as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge;” or

(5) as provided in the Intercreditor Agreement.

Collateral

The notes and any future Guarantees will be secured by a lien on the existing and future oil and gas properties and other assets of the Company and the Subsidiary Guarantors that, from time to time, secure the obligations of the Company and the Subsidiary Guarantors under the Credit Agreement, except that the Collateral will not include any Capital Stock of Subsidiaries (the “Excluded Collateral”) whether or not such Capital Stock is pledged to secure the First Priority Claims. The indenture provides that, subject to satisfaction of certain conditions, the Trustee is authorized and required to release from the liens securing the notes any Collateral that is released by the First Priority Agent.

In addition, the Company and the Guarantors shall, on a date that is not later than 30 days after the Springing Lien Trigger Date, if an Event of Default is continuing, execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a valid and perfected security interest, subject only to Permitted Liens, in all the Springing Lien Collateral to secure the notes and the Guarantees and the First Lien Obligations, subject to the Intercreditor Agreement. Any such lien may be subject to avoidance in bankruptcy. See “Risk Factors—Risks Related to the Notes—Any future pledge of collateral may be avoidable in bankruptcy.”

Intercreditor Agreement

A summary of certain sections of the Intercreditor Agreement is set forth below.

First Priority Claims; Notes Effectively Subordinated to First Priority Claims. The First Priority Claims will be secured by a Lien on the Collateral, which Lien is contractually senior to the Lien thereon that secures the notes and the Guarantees pursuant to the Intercreditor Agreement. As a result, the notes will be effectively subordinated to the First Priority Claims to the extent of the value of the Collateral.

Relative Priorities. The Intercreditor Agreement provides that notwithstanding the date, manner or order of grant, attachment or perfection of any Lien securing the notes or Guarantees (a “Second Priority Lien”) or any Lien securing the First Priority Claims (a “First Priority Lien”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any Indenture Document or any agreement, instrument or other document evidencing, governing, securing or perfecting any First Priority Claims (collectively, the “First Priority Debt Documents” and, together with the Indenture Documents, the “Debt Documents”) or any other circumstance whatsoever, each Agent (i.e., the First Priority Agent and the collateral agent), for itself and on behalf of the Secured Parties (i.e., the holders of the First Priority Claims and the First Priority Agent (collectively, the “First Priority Secured Parties”) and the Holders, the Trustee and the collateral agent under the Indenture and the other Indenture Documents (the “Second Priority Agent” and collectively with the Holders and the Trustee, the “Second Priority Secured Parties”) on whose behalf it acts in such capacity therefor, will agree that, so long as the Discharge of First Priority Claims has not occurred, (a) any First Priority Lien then or thereafter held by or for the benefit of any First Priority Secured Party will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Lien then or thereafter held by or for the benefit of any Second Priority Secured Party will be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of the Company, any Subsidiary Guarantor or any other Person.

Prohibition on Contesting Liens; Additional Collateral. The Intercreditor Agreement provides that (a) each Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, will agree that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of any Agent or any other Secured Party to enforce the Intercreditor Agreement to the extent provided thereby and (b) if the Company or any Subsidiary Guarantor creates any additional Liens upon any property to secure (i) any First Priority Claims, it must concurrently grant a Lien upon such property (other than Excluded Collateral) as security for the notes or the Guarantee of such Subsidiary Guarantor, as the case may be, and (ii) the notes or Guarantee of such Subsidiary Guarantor, it must concurrently grant a Lien upon such property as security for the First Priority Claims. To the extent that the provisions of the immediately preceding clause (b) are not complied with for any reason, without limiting any other right or remedy available to the First Priority Agent or the other First Priority Secured Parties, the Second

Priority Agent will agree, for itself and on behalf of the other Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of the Intercreditor Agreement shall be segregated and turned over as provided in the Intercreditor Agreement. Notwithstanding anything in the Intercreditor Agreement to the contrary, cash and cash equivalents may be pledged to secure reimbursement obligations in respect of letters of credit (up to an aggregate amount of the lower of (i) 105% of the aggregate undrawn amount of such letters of credit and (ii) the percentage as may be agreed to by applicable issuer of such letters of credit) without granting a lien thereon to secure any Second Priority Lien.

Exercise of Rights and Remedies. In addition, the Intercreditor Agreement provides that the First Priority Agent and the other holders of First Priority Claims will, at all times prior to the Discharge of First Priority Claims, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), in each case, without any consultation with or the consent of the Second Priority Agent or any other Second Priority Secured Party and no Second Priority Secured Party will have any such right; provided, however, that, notwithstanding the foregoing, (i) in any insolvency or liquidation proceeding, any Second Priority Secured Party may file a proof of claim or statement of interest with respect to the Second Priority Claims; (ii) any Second Priority Secured Party may take any action to preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is (A) adverse to the First Priority Liens or the rights of the First Priority Agent or any other First Priority Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of the Intercreditor Agreement, including the automatic release of Second Priority Liens provided therein; (iii) the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Priority Claims, in each case, to the extent not inconsistent with the terms of the Intercreditor Agreement; (iv) the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors, as provided in the “Rights as Unsecured Creditors” section below; (v) the Second Priority Secured Parties may vote on any plan of reorganization (subject to the “Certain Voting Matters” provision set forth below) or file any proof of claim in any insolvency or liquidation proceeding; and (vi) subject to such section, the Second Priority Agent and the other Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period (the actions described in this proviso being referred to herein as the “Second Priority Permitted Actions”). Except for the Second Priority Permitted Actions, unless and until the Discharge of First Priority Claims has occurred, the sole right of the Second Priority Agent and the other Second Priority Secured Parties with respect to the Collateral shall be to receive the proceeds of the Collateral, if any, remaining after the Discharge of First Priority Claims has occurred and in accordance with the documents related to the Second Priority Claims and applicable law.

In exercising rights and remedies with respect to the Collateral, the First Priority Agent and the other First Priority Secured Parties may enforce the provisions of the First Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to dispose of Collateral upon foreclosure, to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under applicable law.

The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agreed that no covenant, agreement or restriction contained in any Indenture Documents (other than the Intercreditor Agreement) shall be deemed to restrict in any way the rights and remedies of the First Priority Agent or the other First Priority Secured Parties with respect to the Collateral as set forth in the Intercreditor Agreement and the other First Priority Debt Documents.

No Interference; Standstill. The Intercreditor Agreement provides that, whether or not any insolvency or liquidation proceeding or liquidation sale has been commenced, the Second Priority Secured Parties:

(a) except for Second Priority Permitted Actions, will not, so long as the Discharge of First Priority Claims has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Priority Agent or any other Second Priority Secured Party is a party) or (B) commence or join with any Person (other than the First Priority Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that the Second Priority Agent may enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 180 days has elapsed (which period shall be tolled during any period in which the First Priority Agent shall not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any insolvency or liquidation Proceeding) since the date on which the Second Priority Agent has delivered to the First Priority Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Priority Debt Agreement (the “Standstill Period”); provided further, however, that (1) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Priority Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Priority Agent by the First Priority Agent) and (2) after the expiration of the Standstill Period, so long as neither the First Priority Agent nor the First Priority Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Second Priority Secured Parties (or the Second Priority Agent on their behalf) have commenced any actions to enforce their Liens with respect to any material portion of the Collateral to the extent permitted hereunder (prompt written notice thereof to be given to the First Priority Agent by the Second Priority Agent) and are diligently pursuing such actions, neither the First Priority Secured Parties nor the First Priority Agent shall take any action of a similar nature with respect to such Collateral; provided that all other provisions of the Intercreditor Agreement (including the turnover provisions set forth therein) are complied with;

(b) will not contest, protest or object to any foreclosure action or proceeding brought by the First Priority Agent or any other First Priority Secured Party, or any other enforcement or exercise by any First Priority Secured Party of any rights or remedies relating to the Collateral under the First Priority Debt Documents or an insolvency or liquidation proceeding or in connection with a liquidation sale or otherwise, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in the Intercreditor Agreement;

(c) will not object to the forbearance by the First Priority Agent or any other First Priority Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(d) will not, so long as the Discharge of First Priority Claims has not occurred and except for Second Priority Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(e) will not, except for Second Priority Permitted Actions, take, or cause to be taken any action that would, or could reasonably be expected to, restrain, hinder, limit, delay or otherwise interfere with, in any manner and whether by judicial proceedings or otherwise, any exercise of remedies under the First Priority Debt Documents, including any disposition of any Collateral, whether by foreclosure or otherwise;

(f) will not, except for Second Priority Permitted Actions, object to the manner in which the First Priority Agent or any other First Priority Secured Party may seek to enforce or collect the First Priority Claims or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Priority Agent or any other First Priority Secured Party is, or could be, adverse to the interests of the Second Priority Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law;

(g) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Priority Claim or any First Priority Security Document, including the Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by the Intercreditor Agreement;

(h) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Second Lien pari passu with, or to give such Second Priority Secured Party any preference or priority relative to, any First Priority Lien with respect to the Collateral or any part thereof;

(i) will not challenge or question in any proceeding the validity or enforceability of any First Priority Claim or First Priority Debt Document, or the validity, attachment, perfection or priority of any First Priority Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of the Intercreditor Agreement;

(j) will have no right to (A) direct the First Priority Agent or any other First Priority Secured Party to exercise any right, remedy or power with respect to any Collateral (except with respect to Collateral that is in the possession or under the control of the First Priority Agent or other First Priority Secured Party in connection with any permitted enforcement or exercise of rights or remedies by the Second Priority Agent or any other Second Priority Secured Party against the Collateral after the end of the Standstill Period) or (B) consent to the exercise by the First Priority Agent or any other First Priority Secured Party of any right, remedy or power with respect to any Collateral; and

(k) will not institute any suit or assert in any suit or insolvency or liquidation proceeding any claim against the First Priority Agent or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the First Priority Agent nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Agent or other First Priority Secured Party with respect to any Collateral in a manner consistent with the Intercreditor Agreement.

Rights as Unsecured Creditors. The Second Priority Agent and the other Second Priority Secured Parties may, in accordance with the terms of the Indenture Documents and applicable law, enforce rights and exercise remedies against the Company or any Guarantor as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of the Intercreditor Agreement. Without limiting the generality of the foregoing sentence, the Second Priority Secured Parties shall be entitled to prosecute litigation against any Grantor or any other Person liable in respect of the Second Priority Claims, notwithstanding whether any Standstill Period is then in effect, but shall be prohibited from taking any action to enforce any judgment until the lapse of any applicable Standstill Period. Nothing in the Intercreditor Agreement shall prohibit the receipt by the Second Priority Agent or any other Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Indenture Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Priority Agent or any other Second Priority Secured Party of rights or remedies in contravention of Intercreditor Agreement as a secured creditor (including any right of setoff) against Collateral or enforcement in contravention of this Agreement of any Second Priority Lien against Collateral (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor).

Automatic Release of Second Priority Liens. The Intercreditor Agreement also provides that if the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Subsidiary Guarantor from its obligations under its guarantee of the First Priority Claims (in each case, a “Release”), in connection with (i) any disposition of any Collateral permitted under the terms of the First Priority Debt Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral, other than any such Release granted following the occurrence of the Discharge of First Priority Claims, then the Second Priority Liens on such Collateral, and the obligations of such Subsidiary Guarantor under its guarantee of the notes, will be automatically, unconditionally and simultaneously released, and the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, promptly execute and deliver to the First Priority Agent, the Company or such Subsidiary Guarantor, as the case may be, such termination statements, releases and other documents as the First Priority Agent, the Company or such Subsidiary Guarantor, as the case may be, may reasonably request to effectively confirm such Release. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, will appoint the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, as the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this paragraph and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this paragraph (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest but may only be exercised if the First Priority Agent requests that the Second Priority Agent (or applicable Second Priority Secured Party) execute such instrument and such request is declined.

Release of First Priority Liens. If, in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral after the expiration of the Standstill Period that is permitted under the Intercreditor Agreement, including any disposition of Collateral, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, intends to (x) release any of the Second Priority Liens, or (y) release any Guarantor from its obligations under its guarantee of the Second Priority Claims (in each case, a “Second Priority Release”), then, upon written notice to the First Priority Agent from the Second Priority Agent and subject to the provisos set forth below, the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly release the First Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the First Priority Claims, and the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly execute and deliver to the Second Priority Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the Second Priority Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such release; provided that (i) no First Priority Liens on such Collateral or the obligations of such Guarantor shall be released unless concurrently therewith, the applicable Second Priority Release is effectuated, and (ii) so long as the Discharge of First Priority Claims has not occurred, the proceeds of, or payments with respect to, any Second Priority Release that are received by the Second Priority Agent or any other Second Priority Secured Party, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in accordance the turnover provisions set forth in the Intercreditor Agreement; provided further, however, that the First Priority Lender shall not be obligated to release the First Priority Liens on any Collateral in connection with any sale or other disposition of Collateral to a Second Priority Secured Party or an affiliate thereof or any other transaction other than a sale of such Collateral to a third Person with respect to which at least 75% of the consideration therefor consists of cash and cash equivalents.

Waterfall. The Intercreditor Agreement also provides that any Collateral or proceeds thereof received by any Secured Party in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:

first, to the payment of costs and expenses of the applicable Secured Party in connection with such enforcement or exercise to the extent not prohibited hereunder,

second, after all such costs and expenses have been paid in full in cash, to the payment of and other provision (including cash collateralization) for the First Priority Claims in accordance with the First Priority Debt Documents; and

third, after all such costs and expenses and First Priority Claims have been paid in full in cash, to the payment of the notes and Guarantees.

After all such costs and expenses and First Priority Claims and the notes and Guarantees have been paid in full in cash, any surplus Collateral or proceeds then remaining will be returned to the Company, the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Turnover. The Intercreditor Agreement also provides that so long as the Discharge of First Priority Claims has not occurred, any Collateral or any proceeds thereof received by the Second Priority Agent or any other Second Priority Secured Party, including in connection with any disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to the Collateral, will be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, will appoint the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this turnover provision and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this turn over provision, which appointment is irrevocable and coupled with an interest.

Insolvency or Liquidation Proceedings. The Intercreditor Agreement also provides that:

(a) Until the occurrence of the Discharge of First Priority Claims, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agree that, in the event of any insolvency or liquidation proceeding, the Second Priority Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens to the First Priority Liens and the DIP Financing Liens on the terms of the Intercreditor Agreement; provided that, this clause (ii) will only be binding on the Second Priority Secured Parties with respect to any DIP Financing to the extent the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Priority Claims (other than Hedging Obligations and Banking Services Obligations), does not exceed the sum of $10 million plus the aggregate amount of Indebtedness permitted to be outstanding pursuant to any or all of clause (1), (4) and (13) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(iii) except to the extent permitted by paragraph (b) below, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens;

(iv) will not oppose or object to any disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to such disposition free and clear of the First Priority Liens; and

(v) without the express written consent of the First Priority Agent, no Second Priority Secured Party will (nor will any of Second Priority Secured Party join with or support any third party in opposing, objecting to or contesting, as the case may be), in any insolvency or liquidation proceeding involving the Company or any subsidiary, (i) oppose, object to or contest the determination of the extent of any liens held by any of First Priority Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the First Priority Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code.

(b) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party may contest, or support any other Person in contesting, (i) any request by the First Priority Agent or any other First Priority Secured Party for adequate protection in respect of any First Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection with respect of any First Priority Claims, by the First Priority Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Priority Secured Party seeks or requests adequate protection in the form of a Lien on additional collateral, the Second Priority Agent may, for itself and on behalf of the other Second Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under the Intercreditor Agreement or (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Priority Agent will, for itself and on behalf of the other First Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Priority Claims.

(c) Notwithstanding anything to the contrary in the Intercreditor Agreement but subject to clause (d) below, the holders of the Indenture Documents retain their rights under the Bankruptcy Code to make post-petition financing proposals, and such proposals shall not be deemed to be an objection to any other DIP Financing proposals, so long as (x) any court order approving such post-petition financing proposed by any such holder requires that the Discharge of First Priority Claims shall have occurred as a condition to such post-petition financing, and (y) the Discharge of First Priority Claims occurs on the date of such post-petition financing, which date shall be no later than 10 business days after the date on which such post-petition financing is approved by the court in which such insolvency or liquidation proceeding is pending.

(d) Without the consent of the First Priority Agent, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees not to support or enter into any DIP Financing, if the effect of such DIP Financing would be that the Second Priority Claims would no longer be subordinated to the First Priority Claims in the manner set forth in the Intercreditor Agreement, or the Second Priority Secured Parties would recover any payments they are not otherwise entitled to under the Intercreditor Agreement, including by way of adequate protection.

(e) Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim that may be had against the First Priority Agent or any other First Priority Secured Party arising out of any DIP Financing liens (granted in a manner that is consistent with this Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code.

(f) Notwithstanding anything to the contrary contained in the Intercreditor Agreement, if in any insolvency or liquidation proceeding a determination is made that any lien encumbering any Collateral is not enforceable for any reason, then the Second Priority Agent for itself and on behalf of each other Second Priority Secured Party, agrees that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets constituting Collateral subject to an enforceable lien in favor of the Second Priority Secured Parties or any proceeds thereof shall (for so long as the Discharge of First Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, will appoint the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the limited purpose of carrying out the provisions of this clause (f) and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this clause (f), which appointment is irrevocable and coupled with an interest.

Relief from the Automatic Stay. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agreed that, so long as the Discharge of First Priority Claims has not occurred, no Second Priority Secured Party may, without the prior written consent of the First Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien.

Reorganization Securities. If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims and the Second Priority Claims, then, to the extent the debt obligations distributed on account of the First Priority Claims and on account of the Second Priority Claims, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Post-Petition Interest. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agreed that no Second Priority Secured Party may oppose or seek to challenge any claim by the First Priority Agent or any other First Priority Secured Party for allowance in any insolvency or liquidation proceeding of First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value will be determined without regard to the existence of the Second Priority Liens on the Collateral). The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, agreed that the Second Priority Agent or any other Second Priority Secured Party may make a claim for allowance in any insolvency or liquidation proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens; provided, however, that if the First Priority Secured Parties shall have made any such claim, such claim (A) shall have also have been approved or (B) will be approved contemporaneous with the approval of any such claim by any Second Priority Secured Party.

Certain Waivers by the Second Priority Secured Parties. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waived any claim any Second Priority Secured Party may have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any insolvency or liquidation proceeding.

Certain Voting Matters. Each of the First Priority Agent, on behalf of the First Priority Secured Parties and the Second Priority Agent on behalf of the Second Priority Secured Parties, agreed that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding. The Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, agreed that neither the Second Priority Agent nor any Second Priority Secured Party shall support or vote for any plan of reorganization or disclosure statement of the Company or any of its subsidiaries unless (i) such plan is accepted by the class of First Priority Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the Discharge of First Priority Claims (including the payment of all post-petition interest, fees and expenses) on the effective date of such plan of reorganization, or (ii) such plan provides on account of the First Priority Secured Parties for the retention by the First Priority Agent, for the benefit of the First Priority Secured Parties, of the Liens on the Collateral securing the First Priority Claims, and on all proceeds thereof, and such plan also provides that any Liens retained by, or granted to, the Second Priority Agent are only on property securing the Second Priority Claims and shall have the same relative priority with respect to the Collateral or other property, respectively, as provided in the Intercreditor Agreement with respect to the Collateral, and to the extent such plan provides for deferred cash payments, or for the distribution of any other property of any kind or nature, on account of the First Priority Claims or the Second Priority Claims, such plan provides that any such deferred cash payments or other distributions in respect of the Second Priority Claims shall be delivered to the First Priority Agent and distributed in accordance with the priorities provided in the Intercreditor Agreement. Except as provided in the Intercreditor Agreement, the Second Priority Secured Parties shall remain entitled to vote their claims in any such insolvency or liquidation proceeding.

Reinstatement. If, in any insolvency or liquidation proceeding or otherwise, all or part of any payment with respect to the First Priority Claims previously made shall be rescinded or otherwise required to be paid over to the Company or any subsidiary for any reason whatsoever, then the First Priority Claims shall be reinstated to the extent of the amount so rescinded or paid and the Discharge of First Priority Claims is deemed not to have occurred for all purposes under the Intercreditor Agreement and, if theretofore terminated, the Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the lien priorities and the relative rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties provided for in the Intercreditor Agreement. The Second Priority Agent, for itself and on behalf of each other Second Priority Secured Parties, agrees that if, at any time, it receives notice of any such rescission or payment, the Second Priority Agent or such other Second Priority Secured Party shall promptly pay over to the First Priority Agent any payment in respect of the Collateral or any Collateral received by it and then in its possession or under its control, and the provisions set forth in the Intercreditor Agreement shall be reinstated as if such payment had not been made, until the Discharge of First Priority Claims.

Postponement of Subrogation. The Intercreditor Agreement also provides that the Second Priority Agent agrees that no payment or distribution to any First Priority Secured Party pursuant to the provisions of the Intercreditor Agreement will entitle any Second Priority Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Priority Claims.

Insurance; Condemnation. The Intercreditor Agreement also provides that, so long as the Discharge of First Priority Claims has not occurred, the First Priority Agent and the other First Priority Secured Parties shall have the exclusive right, subject to certain rights of the Company and the Guarantors, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Priority Claims and subject to certain rights of the Company and the Guarantors, be paid to the First Priority Agent for the benefit of First Priority Secured Parties pursuant to the terms of the First Priority Debt Documents, (b) second, after the Discharge of First Priority Claims and subject to certain rights of the Company and the Guarantors, be paid to the Second Priority Agent for the benefit of the

Second Priority Secured Parties pursuant to the terms of the Indenture Documents, and (c) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims has occurred, if the Second Priority Agent or any other Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the First Priority Agent in accordance with the Intercreditor Agreement.

Purchase Option. The Intercreditor Agreement also provides that notwithstanding anything in the Intercreditor Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Priority Debt Documents, the Second Priority Secured Parties may, at their sole expense and effort, upon notice to the Company and the First Priority Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Priority Claims; provided that (x) such assignment may not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction and (y) the Second Priority Secured Parties shall have paid to the First Priority Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all the other First Priority Claims then outstanding (which will include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Priority Debt Documents, posting cash collateral in an amount equal to 105% thereof on terms and documentation reasonably satisfactory to the applicable issuer of such letters of credit, and (ii) each hedging, cap, collar, swap or other similar agreements that have been terminated and which evidence any Hedging Obligations included in such First Priority Claims, 100% of the aggregate amount of such First Priority Claims, after giving effect to any netting arrangements, that the Company or the applicable Subsidiary Guarantor as the case may be, is required to pay using the market quotation method) and (z) with respect to each hedging, cap, collar, swap or other similar agreements that have not been terminated, the Second Priority Secured Parties shall have caused such agreements to be assigned or novated on terms and subject to documentation satisfactory to the applicable First Priority Secured Party that is the counterparty thereto. In order to effectuate the foregoing, the First Priority Agent will calculate, upon the written request of the Second Priority Agent from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims. If the right set forth in this paragraph is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten business days of the request set forth in the first sentence of this paragraph, at which time the right to purchase will expire. If the Second Priority Secured Parties exercise the right set forth in this paragraph, it will be exercised pursuant to documentation mutually acceptable to each of the First Priority Agent and the Second Priority Agent.

No Waiver by First Priority Secured Parties. Other than with respect to the Second Priority Permitted Actions, nothing contained in the Intercreditor Agreement shall prohibit or in any way limit the First Priority Agent or any other First Priority Secured Party from opposing, challenging or objecting to, in any insolvency or liquidation proceeding or otherwise, any action taken, or any claim made, by the Second Priority Agent or any other Second Priority Secured Party, including any request by the Second Priority Agent or any other Second Priority Secured Party for adequate protection or any exercise by the Second Priority Agent or any other Second Priority Secured Party of any of its rights and remedies under the Indenture Documents or otherwise.

Security Documents

The Company, the Subsidiary Guarantors and the collateral agent entered into Collateral Agreements granting, in favor of the collateral agent for the benefit of the Second Priority Secured Parties, Liens on the Collateral securing the notes and Guarantees, which documents are substantially identical to the documents evidencing or giving rise to Liens secured the First Priority Claims (other than with respect to the priority of the respective Liens and Excluded Collateral and except that such Collateral Agreement may omit certain representations or covenants not customarily included in security documents for second lien bond financings). The Intercreditor Agreement provides that in the event the First Priority Agent or the other holders of First Priority Claims and the relevant grantors enter into any amendment, waiver or consent in respect of any of the documents evidencing or giving rise to Liens securing the First Priority Claims for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Collateral Agreements evidencing or giving rise to Liens securing the Second Priority Claims without any action by any of the foregoing, provided, that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Indenture), (A) any such amendment, waiver or consent that effects the release of Liens on Collateral shall otherwise comply with the Intercreditor Agreement and the Indenture, (B) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Collateral Agreements securing the Second Priority Claims without the consent of the Collateral Agent and (C) notice of such amendment, waiver or consent shall be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof. Whether prior to or after the Discharge of First Priority Claims, the Company and the Subsidiary Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable the Company or any Subsidiary Guarantor to consummate asset dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holder—Asset Sales;”

(2) if any Subsidiary that is a Subsidiary Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the notes;

(3) as described under “—Amendment, Supplement and Waiver” below;

(4) to the extent any such asset is no longer subject to a Lien securing First Priority Claims pursuant to a disposition permitted under the terms of the First Priority Debt Documents or is Excluded Collateral; or

(5) if required in accordance with the terms of the Intercreditor Agreement.

The Liens on all Collateral that secures the notes and the Guarantees also will be released:

(1) if the Company exercises its legal defeasance option or covenant defeasance option as described below under “—Legal Defeasance and Covenant Defeasance;”

(2) upon satisfaction and discharge of the Indenture or payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, the notes and all other Obligations that are then due and payable; or

(3) as described under “Amendment, Supplement and Waiver” below.

Certain Bankruptcy and Other Limitations

The ability of the Holders of the notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See the section entitled “Risk Factors—Risks Related to the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The collateral agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the collateral agent’s Lien on the Collateral.

Additionally, the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

No fair market value appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with this exchange offer. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of First Priority Claims or after the satisfaction of all other Obligations in which any Collateral secures such other Obligations owing to the holders of other Liens which have priority over the Lien securing the notes would be sufficient to satisfy the obligations owed to the Holders of the notes.

Subject to the restrictions on incurring Indebtedness in the indenture, the Company and its Restricted Subsidiaries will also have the right to grant Liens securing Capital Lease Obligations and purchase money obligations constituting Permitted Debt and to acquire any such assets subject to such Liens. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of the Company and the Subsidiary Guarantors as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes—The value of the noteholders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the notes.”

Optional Redemption

Optional Redemption after May 15, 2015. On or after May 15, 2015, the Company may redeem all or a part of the notes at any time or from time to time, upon notice given as set forth in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the periods set forth below:

For the Period Below:	Percentage
May 15, 2015 through November 14, 2015	106.469%
November 15, 2015 through May 14, 2016	104.313%
May 15, 2016 through November 14, 2016	103.234%
November 15, 2016 through May 14, 2017	102.156%
May 15, 2017 through November 14, 2017	101.078%
November 15, 2017 and thereafter	100.000%

Optional Redemption with Equity Proceeds. In addition, at any time prior to May 15, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, upon notice given as set forth in the indenture, at a redemption price of 108.625% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Make-Whole Redemption. In addition, at any time prior to May 15, 2015, the notes may be redeemed in whole or in part at the option of the Company, upon notice given as set forth in the indenture, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (x) 1.0% of the principal amount of such note and (y) the excess of (A) the present value at such time of (1) redemption price of such note as of May 15, 2015 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such note through May 15, 2015, excluding accrued and unpaid interest, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 15, 2015; provided, however, that if the period from the redemption date to May 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will calculate the Treasury Rate prior to such redemption date and file with the trustee an officers’ certificate showing such calculations.

Special Redemption Provisions. The Company shall have the right, upon notice given as set forth in the indenture, to redeem from time to time up to 10% of the aggregate principal amount of the notes initially issued in this offering during each of the twelve month periods ending on the first and second anniversaries of the Issue Date, at a redemption price of 103.000% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). In addition, if the Company or any Restricted Subsidiary sells any properties or assets now or hereafter owned by the Company or any Restricted Subsidiary in West Virginia, Pennsylvania or Ohio, the Company shall have the right to redeem up to $100.0 million aggregate principal amount of notes in the aggregate since the Issue Date, with funds in an amount not greater than the proceeds of any such sale, at a redemption price of 103.000% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that such redemption date occurs no later than six months after the closing date of the sale of such assets.

Except as provided above, the notes will not be redeemable at the Company’s option prior to final maturity.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the relevant notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the relevant notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of Global Notes, on as nearly a pro rata basis as is practicable, subject to DTC procedures).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or given in accordance with the DTC procedures, in the case of Global Notes) at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. Notices of redemption may be conditioned on satisfaction of one or more conditions described in the notice. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to such redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

Except as set forth below under “Repurchase at the Option of the Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders. The Company may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Purchase Date”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter the Company will:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

Promptly after the Change of Control Purchase Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The occurrence of a Change of Control may result in a default under the Credit Agreement and may cause a default under other Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the repayment of obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase notes following a Change of Control also may be limited by the Company’s then existing financial resources. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company will, to the extent necessary, either repay all outstanding Credit Facilities or obtain any requisite consents under all agreements governing outstanding Credit Facilities to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, or any carried interest or cost commitment reasonably expected to be expended within two years from the date of such sale for drilling, completions, property acquisition or other costs related to the foregoing; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

During the 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(i) to repay, redeem or repurchase Senior Debt (other than intercompany Indebtedness);

(ii) to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person;

(iii) to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business;

(iv) to make one or more capital expenditures; or

(v) to acquire Additional Assets or other long-term assets that are used or useful in the Oil and Gas Business.

Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after any Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any such Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of such an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees, except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net proceeds received by the Company (including the fair market value of any Additional Assets) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) any Restricted Payment made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) (any such payment shall be deemed to be substantially concurrent with a sale of Equity Interests if made within 180 days of such sale); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any direct or indirect parent of the Company held by any current or former director or employee of the Company or any direct or indirect parent pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the amount of all such purchased, redeemed, acquired or retired Equity Interests may not exceed 1,250,000 shares of common stock (or the equivalent) in any calendar year;

(6) the acquisition of Equity Interests by the Company or any direct or indirect parent thereof in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(7) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” above (including the purchase of all notes tendered), any purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);

(8) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the indenture;

(9) (a) cash dividends on Existing Preferred Stock so long as, after giving effect to any such dividend, (i) the Company and its Restricted Subsidiaries have Available Liquidity of at least $10.0 million and (ii) with respect to dividends paid after internal financial statements are available for the fiscal quarter ended June 30, 2014, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and (b) payments of dividends on Disqualified Stock issued in compliance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that such dividends are included in any calculation of Fixed Charges;

(10) the payment to or on behalf of Parent of amounts needed to fund the repurchase of common stock of the Parent pursuant to the Settlement Agreement as described under “Use of Proceeds” (this obligation has been satisfied);

(11) the distribution of not more than $750,000 in any twelve month period after the Issue Date to any direct or indirect parent for purposes of paying corporate overhead and administrative expenses of such parent, plus additional amounts not to exceed the amount of Parent’s expenses related to its proposed corporate reorganization transactions; or

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the first paragraph of this covenant or the preceding clauses (1)—(12), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Subsidiary Guarantor will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed an amount equal to the greater of (a) $50.0 million and (b) 17.50% of ACNTA as of the date of such incurrence;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes issued and sold in this offering and the related Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Guarantees issued pursuant to any registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by (a) Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, or (b) under one or more Credit Facilities, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (11) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of the Company or such Subsidiary Guarantor, as the case may be; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by the Company or the Restricted Subsidiary of Indebtedness that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each instance other than an obligation for money borrowed);

(11) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, either the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (11) or the Fixed Charge Coverage Ratio of the Company after giving pro forma effect to such transaction, is greater than or equal to the Company’s Fixed Charge Coverage Ratio immediately prior to such transaction;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including under one or more Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $10.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.

Dividends and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the Collateral Agreements and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in the indenture or the Credit Facilities;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada, any province thereof, the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company, under the notes, the indenture and the Collateral Agreements, as applicable, pursuant to agreements reasonably satisfactory to the trustee and the collateral agent, as applicable;

(3) immediately after such transaction no Default or Event of Default exists;

(4) except with respect to a transaction solely between the Parent, the Company and/or any Subsidiary Guarantor, either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (b) the Fixed Charge Coverage Ratio of the Company or the surviving or transferee entity, as applicable, after giving pro forma effect to such transaction, is greater than or equal to the Company’s Fixed Charge Coverage Ratio immediately prior to such transaction; and

(5) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company directly or indirectly owns an Equity Interest in such Person;

(4) payment of reasonable directors’ fees and other benefits to persons who are not otherwise Affiliates of the Company;

(5) provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law;

(6) sales of Equity Interests (other than Disqualified Stock) in the Company to Affiliates of the Company;

(7) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;” and

(8) any transaction as to which the Company has received a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the Issue Date, or if any Restricted Subsidiary that is not already a Subsidiary Guarantor guarantees any other Indebtedness of the Company after such date, then in either case that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture, and, to the extent it holds assets required to be Collateral, one or more Collateral Agreements or supplements or amendments thereto needed to grant to the collateral agent the Liens required to be granted pursuant to the indenture, and delivering them to the trustee within 20 Business Days of the date on which it was acquired or created or guaranteed Indebtedness of the Company, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. The Company or Subsidiary Guarantor, as applicable, will provide opinions of counsel and officers’ certificates specified in the indenture with respect to the foregoing.

Impairment of Security Interest

Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the collateral agent with respect to the Collateral, except as otherwise permitted or required by the Collateral Agreements or the indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Priority Claims and the notes. The Company shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the collateral agent or the trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the collateral agent or the trustee may reasonably request.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

So long as any notes are outstanding, the Company will furnish to the trustee and, upon its request, to any of the Holders of notes, within fifteen days after the deadline specified in the Commission’s rules for registrants that are not accelerated filers:

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, except to the extent the Company in good faith determines that any such report is not material to holders of notes.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries would individually or in the aggregate, constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with the provisions described under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets,” or its obligations to repurchase notes under “—Repurchase at the Option of Holders—Change of Control;” or “—Repurchase at the Option of Holders—Asset Sales;”

(4) failure by the Company to comply for 30 days after receipt of written notice from the trustee or the Holders of 25% in principal amount of the notes with the provisions described under the captions “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Certain Covenants—Liens,” “—Certain Covenants—Dividends and Other Payment Restrictions Affecting Subsidiaries,” “—Certain Covenants—Transactions with Affiliates,” “—Certain Covenants—Additional Guarantees,” “—Certain Covenants—Impairment of Security Interest” and “—Certain Covenants—Business Activities;”

(5) failure by the Company for 60 days after notice from the trustee or the Holders of 25% of the principal amount of the notes outstanding to comply with any of the other agreements in the indenture or the Collateral Agreements (or 120 days with respect to the covenant described above under “—Certain Covenants—Reports”);

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more, and in each case such default is not cured or such Indebtedness repaid or discharged within 30 days;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

(8) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary; or

(10) except as provided in the indenture or any Collateral Agreement, any Collateral Agreement ceases to be in full force and effect in all material respects, or ceases to give the collateral agent the Liens, rights, powers and privileges purported to be created thereby in all material respects, in each case with respect to Collateral having a value in excess of $5.0 million.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any past Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes or in respect of a covenant that cannot be amended without the consent of each Holder.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and all obligations of the Subsidiary Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its and the Company’s obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Guarantee and the Collateral for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Subsidiary Guarantors is a party or by which the Company or any of the Subsidiary Guarantors is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Collateral Agreements or the Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes, the Collateral Agreements or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or notice provisions);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except, in connection with a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes, a waiver of any payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Subsidiary Guarantor from any of its obligations under its Guarantee, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

In addition, any amendment of the indenture or the Collateral Agreements that has the effect of releasing the Liens on all or substantially all of the Collateral securing the notes, other than in accordance with the indenture or the Collateral Agreements, shall require the consent of Holders of not less than two-thirds of the principal amount of the notes then outstanding (which may include, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Subsidiary Guarantors and the trustee and/or the collateral agent, as applicable, may amend or supplement the indenture, the notes, the Collateral Agreements or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights of any Holder under the indenture, the notes, the Guarantees or any Collateral Agreement, provided that any change to conform the indenture to the offering circular pursuant to which the notes were initially sold will not be deemed to adversely affect the legal rights under the indenture of any holder;

(5) in connection with any addition or release of Collateral or amendment of any Collateral Agreement permitted under the terms of the indenture or the Collateral Agreements;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to add any additional Subsidiary Guarantor or to evidence the release of any Subsidiary Guarantor from its Guarantee, in each case as provided in the indenture;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(9) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), and all Guarantees and Liens created pursuant to the Collateral Agreements will be released, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(3) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes, the Guarantees and the Intercreditor Agreement are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer or the Company’s petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue before state or federal income tax from:

(i) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue before state or federal income tax attributable to

(iii) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers or independent petroleum engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by one or more independent petroleum engineers;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2) minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a) minority interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) the discounted future net revenue before state or federal income tax, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) the discounted future net revenue before state or federal income tax, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

For purposes of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be entitled to rely on the calculation of ACNTA as of the date of its most recent semi-annual reserve report prepared for purposes of its financial statements. If the Company changes its method of accounting for its oil and gas properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(8) the creation or perfection of a Lien or disposition of the properties or assets subject to such Lien; and

(9) disposition, surrender or waiver of contract rights or property in connection with the settlement, release or surrender of contract, tort or other claims of any kind; and

(10) the sale of assets or properties held by the Company or any Restricted Subsidiary in Leon and Robertson counties, Texas.

“Asset Sale Offer” means an offer to purchase notes and certain other pari passu Indebtedness in accordance with the covenant above “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Liquidity” means, with respect to the Company and its Restricted Subsidiaries, at any time of determination, the sum of cash and Cash Equivalents on hand plus the amount of undrawn availability under any revolving Credit Facility.

“Banking Services” means each and any of the following bank services provided to the Company or any of its subsidiaries by any lender under the Credit Facilities or any affiliate of any such lender: (a) commercial credit cards, (b) stored value cards and (c) any other Treasury Management Arrangement (including controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any of its subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Issue Date.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or other foreign currencies used in the ordinary course of the Company’s or a Restricted Subsidiary’s business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (excluding any merger or consolidation of the Company with or into another Person) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Parent or any Subsidiary thereof) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person (other than the Parent) pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or any Company thereof) immediately after giving effect to such issuance.

“Collateral” shall mean all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the indenture, the notes or the Guarantees is granted or purported to be granted under any Collateral Agreement; provided, however, that “Collateral” shall not include any Excluded Collateral.

“collateral agent” means the party named as such in the indenture until a successor replaces it in accordance with the provisions of the indenture and thereafter means such successor.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, each Mortgage and each other instrument creating Liens in favor of the trustee or the collateral agent as required by the Indenture, in each case, as the same may be in force from time to time.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion and amortization expenses (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), exploration expenses and impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses, exploration expenses and impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus:

(6) to the extent included in determining Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary other than a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5) any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(6) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of ASC-815) will be excluded;

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;

(8) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; and

(9) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness will be excluded.

In addition, notwithstanding the preceding, for the purposes of the covenant described under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Credit Agreement” means the revolving credit facility, to be in effect at the Escrow Release Time (which occurred on June 7, 2013), among the Company, certain subsidiaries, such financial institution to be named therein as administrative agent (together with all successors thereto, the “Administrative Agent”), and the other financial institutions party thereto, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, reinstated or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and the Existing Credit Agreement), commercial paper facilities, indentures, capital markets financings, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit, debt securities or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced, reinstated or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of First Priority Claims” means, subject to reinstatement of First Priority Claims and refinancing First Priority Claims as provided in the Intercreditor Agreement, the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute First Priority Claims;

(2) payment in full in cash of the principal of and interest and premium (if any) on all First Priority Claims (other than any undrawn letters of credit but including interest accruing during the pendency of any insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding);

(3) discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage as may be agreed to by applicable issuer of such letters of credit) of all outstanding letters of credit constituting First Priority Claims on terms satisfactory to the applicable issuer of such letters of credit;

(4) payment of Hedging Obligations constituting First Priority Claims (and, with respect to any particular hedge position, termination of such position and agreements evidencing such position and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto and communicated to the First Priority Agent); and

(5) payment in full in cash of all other First Priority Claims (other than inchoate contingent indemnification or expense reimbursement obligations) that are outstanding and unpaid.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part (in each case, other than in exchange for Equity Interests of the Company (other than Disqualified Stock)), on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Parent or the Company after the Issue Date.

“Exchange Notes” means the notes issued in a Registered Exchange Offer pursuant to the indenture.

“Existing Credit Agreement” means the revolving credit facility in effect as of the Issue Date, among the Company, certain subsidiaries, Amegy Bank National Association (or any successor administrative agent), as administrative agent and the other financial institutions party thereto, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, reinstated or refinanced from time to time.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Existing Preferred Stock” means the Company’s 8.625% Series A Cumulative Preferred Stock outstanding on the Issue Date.

“First Priority Agent” means the Administrative Agent and any successor designated as such by the holders of First Priority Claims.

“First Priority Claims” means (1) all Indebtedness under the Credit Facilities permitted pursuant to clause (1), (4) or (13) of the definition of the term “Permitted Debt,” and all other Obligations (other than principal) related to such Indebtedness and owing under the documents relating to such Indebtedness (including all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to the Credit Facilities) (or as to which the lenders under the Credit Facilities obtained a representation and warranty from the Company, or a certificate of an officer of the Company, at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured under the Indenture), (2) all Hedging Obligations to the extent such obligations are permitted to be secured under the First Priority Debt Documents and (3) the amount of all Banking Services Obligations to the extent such obligations are secured under the First Priority Debt Documents. For purposes of the Intercreditor Agreement in determining whether Indebtedness under revolving Credit Facilities are permitted pursuant to clause (1), (4) or (13) of the definition of the term “Permitted Debt” (a) the full principal amount of Indebtedness available under such revolving Credit Facilities shall be deemed to be incurred on the first date such principal amount is available thereunder , whether or not all or any portion of such amount may be outstanding on such date or from time to time thereafter, and (b) all Indebtedness under such Credit Facilities is deemed to be permitted under clauses clause (1), (4) or (13) of the definition of the term “Permitted Debt”, regardless of when the individual loans or letters of credit constituting such Indebtedness is extended or issued, so long as such Indebtedness would have been permitted when it was deemed to be incurred under the preceding clause (a).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued including, without limitation, amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of this offering) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect, from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a) of the Securities Act), as custodian, with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantee” means any guarantee by a Subsidiary Guarantor of the Company’s payment Obligations under the indenture and on the notes. The notes will not initially be guaranteed by any of our existing subsidiaries.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in, or to manage exposure to, currency exchanges rates and not for purposes of speculation;

(3) any commodity or basis swap, floor, collar or futures contract, commodity or basis option or other similar agreement or arrangement designed to protect against fluctuations in, or to manage exposure to, the prices of oil, natural gas or other commodities; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in, or to manage exposure to, interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1) all obligations of such Person, whether or not contingent, in respect of:

(a) the principal of and premium, if any, in respect of outstanding (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(c) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(d) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(2) all net obligations in respect of Hedging Obligations;

(3) all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;

(4) with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

(5) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(a) the full amount of such obligations so secured, and

(b) the fair market value of such asset as determined in good faith by such specified Person;

(6) Disqualified Stock of such Person in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of such Person’s Restricted Subsidiaries other than a Subsidiary Guarantor in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries); and

(8) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6) or (7) or this clause (8), whether or not between or among the same parties.

Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

“Indenture Documents” means, collectively, the indenture, the notes, the Guarantees and the Collateral Agreements.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date on which notes are first issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Parent and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Repurchase of the Option of Holders—Assets Sales.”

“Material Domestic Subsidiary” means any Domestic Subsidiary, when taken together with all other Domestic Subsidiaries that are not Subsidiary Guarantors at the time of determination, at such time has either assets or quarterly revenues in excess of 3.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness, assignments of as extracted collateral, fixture filings or other similar documents granting Liens on the Company and its Restricted Subsidiaries’ properties and interests, to secure the notes.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries, minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness (ii) advances from non-operators;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind through any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a borrower, guarantor or otherwise, or (c) is the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties, including coal bed methane;

(2) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including the conversion of natural gas to electricity to facilitate the sale of natural gas; and

(3) any activity necessary, appropriate or incidental or reasonably related to the activities described above.

“Parent” means Gastar Exploration Ltd. or any successor thereto.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a transaction excluded from the definition thereof) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) trade credit extended in the ordinary course or any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) Permitted Business Investments; and

(9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens securing First Priority Claims;

(2) Liens in favor of the Company or any Subsidiary Guarantor;

(3) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Issue Date (other than Liens securing Obligations under the Existing Credit Agreement) and, prior to the Escrow Release Time, Liens securing Obligations under the Existing Credit Agreement (the Escrow Release Time occurred on June 7, 2013);

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; and (ii) such Indebtedness is not in excess of the purchase price of such fixed assets;

(11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, or (f) operators Liens under joint operating agreements or similar customary agreements in the Oil and Gas Business);

(12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time; or

(13) Liens securing the notes or obligations under the indenture or Collateral Agreements.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor on or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Registered Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Second Priority Claims” means all Obligations arising under the Indenture Documents.

“Senior Debt” means all Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Guarantee, and all Obligations with respect to the foregoing.

“Settlement Agreement” means the Settlement Agreement, dated March 28, 2013, between Chesapeake Exploration, L.L.C., Chesapeake Energy Corporation, the Parent, the Company and certain subsidiaries of the Parent, as it may be amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such rule is in effect on the date of the indenture.

“Springing Lien Collateral” means all of the existing and future domestic oil and gas properties of the Company and the Subsidiary Guarantors that do not, at the time of the Springing Lien Trigger Date, secure the obligations of the Company and the Subsidiary Guarantors under the Credit Agreement, other than any such oil and gas properties as to which the granting of a Lien thereon to secure the notes would not be permitted under applicable law or contractual restrictions and other than properties that in the aggregate, in the good faith judgment of the Company, have a fair market value less than $10 million. For the avoidance of doubt, no such property shall be deemed to be Collateral until the Springing Lien Trigger Date has occurred and such property has become subject to a Lien securing the notes under the Collateral Agreements.

“Springing Lien Trigger Date” means the first day on which an Event of Default has occurred.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantors” means each Restricted Subsidiary of the Company that executes the indenture as an initial Subsidiary Guarantor or that becomes a Subsidiary Guarantor in accordance with the provisions of the indenture, and its successors and assigns. On April 1, 2014, each of our existing Subsidiary Guarantors was merged with and into the issuer of the notes. As a result of these mergers, the new notes will not initially be guaranteed by any of our existing subsidiaries.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt (except to the extent any such Indebtedness is treated as a Restricted Payment or a Permitted Investment); and

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company (except with respect to a Restricted Payment or Permitted Investment).

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

The new notes will be represented by one or more permanent global notes in registered form without interest coupons (the “Global Notes”). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) notes except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Certificated Notes.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the banks), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold their interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in registered certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes, if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for certificated notes.

Beneficial interests in a Global Note also may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are traded in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer. This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

The exchange of old notes for new notes will not be an exchange or otherwise a taxable event for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange offer, your basis in the new note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange, and your holding period in the new note will include your holding period in the old note.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty in connection with the exchange of old notes for new notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the registration statement relating to the exchange offer. On this basis, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver this prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resales;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the exchange date (as such period may be extended), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the manner indicated in the letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered in the exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of each of Gastar Exploration, Inc. and Gastar Exploration Inc.(formerly known as Gastar Exploration USA, Inc.) as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and Gastar Exploration, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, independent registered public accounting firm, incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the Chesapeake Acquisition properties for the year ended December 31, 2012 has been incorporated by reference herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the WEHLU Acquisition properties for the years ended December 31, 2012 and 2011 have been incorporated by reference herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding our estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of Wright & Company, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of each firm as experts in petroleum engineering.

The information included in or incorporated by reference into this prospectus regarding the estimated proved reserves acquired in the WEHLU Acquisition, the future net revenues from those reserves and their present value is based on the estimated reserve evaluations and related calculations of Wright & Company, Inc., independent petroleum engineers, and have been included or incorporated by reference in reliance on the authority of that firm as experts in petroleum engineering.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. You may read, free of charge, and copy, at the prescribed rates, any reports and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our internet address is http://www.gastar.com. We make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference information into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. We incorporate by reference the documents and financial statements (including related auditor’s reports) listed below, which were filed with the SEC by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) rather than filed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 13, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 31, 2014, February 6, 2014, March 13, 2014, March 25, 2014, April 11, 2014, April 16, 2014 (as amended by the Form 8-K/A filed with the SEC on April 16, 2014) and April 17, 2014;

•	The statements of revenues and direct operating expenses for the Chesapeake Acquisition Properties for the year ended December 31, 2012 and the three months ended March 31, 2013 filed as Exhibits 99.1 to our Current Reports on Form 8-K/A filed with the SEC on June 27, 2013 and October 28, 2013;

•	The statements of revenues and direct operating expenses for the WEHLU Acquisition Properties for the years ended December 31, 2012 and 2011 filed as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 28, 2013; and

•	The unaudited pro forma combined financial statements for the Chesapeake Acquisition Properties and the WEHLU Acquisition Properties for the nine month periods ended September 30, 2013 and the year ended December 31, 2012 filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2013.

Any future filing we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), including all such documents or amendments we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until the expiration of the exchange offer will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, TX 77010

Attention: Investor Relations

(713) 739-1800

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 8 5/8% SENIOR SECURED NOTES DUE 2018

OF

GASTAR EXPLORATION INC.

(formerly Gastar Exploration USA, Inc.)

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED April 21, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON May 19, 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is Wells Fargo Bank, N.A., and its contact information is as follows:

By Registered & Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303—121 PO Box 1517 Minneapolis, Minnesota 55480	By Regular Mail or Overnight Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303—121 Sixth & Marquette Avenue Minneapolis, Minnesota 55479	In Person by Hand Only: Wells Fargo Bank, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by Telephone:

(800) 344-5128

If you wish to exchange old 8 5/8% Senior Secured Notes due 2018 for an equal aggregate principal amount of new 8 5/8% Senior Secured Notes due 2018 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated April 21, 2014 (the “Prospectus”), of Gastar Exploration Inc. (formerly Gastar Exploration USA, Inc.) (the “Issuer”) and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its 8 5/8% Senior Secured Notes due 2018 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 8 5/8% Senior Secured Notes due 2018 (the “old notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known

Annex A - 1

as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Annex A - 2

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

3.	You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5.	By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d)	if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreements (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreements, dated as of May 15, 2013 and November 15, 2013, respectively (together, the “Registration Rights Agreements”), by and among the Issuer, the several guarantors named therein and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 1330 Lamar Street, Suite 650, Houston, Texas 77010, Attention: Chief Financial Officer. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact

Annex A - 3

contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreements, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreements is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreements.

6.	If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

Annex A - 4

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

Annex A - 5

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Annex A - 6

Until July 21, 2014, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Gastar Exploration Inc.

(formerly Gastar Exploration USA, Inc.)

Offer to exchange up to

$325,000,000 aggregate principal amount of 8 5/8% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933

for

$325,000,000 aggregate principal amount of 8 5/8% Senior Secured Notes due 2018 that have not been registered under the Securities Act of 1933

The exchange offer and withdrawal rights will expire at

5:00 p.m., New York City time, on May 19, 2014 unless extended.